Exhibit 10.6

PROPEL MEDIA, INC.

INCENTIVE CASH BONUS PLAN

Effective as of April 1, 2018

1.	Purpose

This Incentive Cash Bonus Plan (the “Plan”) is intended to provide an incentive for superior performance and to motivate eligible executives of Propel Media, Inc. (the “Company”) and its subsidiaries toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders and to enable the Company to attract and retain highly qualified executives. The Plan is for the benefit of Covered Executives (as defined below).

2.	Covered Executives

From time to time, the Board of Directors of the Company (the “Board”) may select certain key executives (the “Covered Executives”) to be eligible to receive bonuses hereunder.

3.	Administration

The Board shall have the sole discretion and authority to administer and interpret the Plan.

4.	Bonus Determinations

(a) Definitions. As used in this Plan, the following terms shall have the respective meanings indicated below.

“Budgeted” with respect to any fiscal measure in any fiscal period shall mean the amount set forth for such fiscal measure in such fiscal period in the budget approved by the Board at the time of the adoption of this Plan or no later than sixty (60) days after the end of the most recently completed fiscal year preceding such fiscal period.

“EBITDA” shall mean Consolidated Adjusted EBITDA as defined in the Financing Agreement.

“Financial Measure” shall mean revenue, net income or any other financial measure of the Company or any of its subsidiaries, divisions or segments, as determined in accordance with GAAP, or EBITDA or a comparable measure for any of the Company’s subsidiaries, divisions or segments.

“Financing Agreement” shall mean that certain Financing Agreement, dated as of May 30, 2018, by and among the Company, each subsidiary of the Company listed as a “Borrower” on the signature pages thereto, each subsidiary of the Company listed as a “Guarantor” on the signature pages thereto, the lenders from time to time party thereto, and MGG California LLC, as collateral agent and administrative agent for the lenders.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis.

“Percentage of Year Completed” shall mean, with respect to any fiscal quarter, the number of fiscal quarters completed during the YTD Period divided by four (4).

“State of Noncompliance” shall mean a material Event of Default set forth in Section 9.01 of the Financing Agreement has occurred and is continuing, and such Event of Default has not been waived.

“YTD Period” shall mean, with respect to any fiscal quarter, the period commencing on the first day of the fiscal year of which such fiscal quarter is a part (or April 1, 2018 for the fiscal year ending December 31, 2018) and ending on the last day of such fiscal quarter, inclusive.

(b) Threshold. Notwithstanding anything herein to the contrary, no cash bonuses shall be payable pursuant to this Plan in respect of any fiscal period if (i) the Company’s EBITDA for the applicable YTD Period is less than 80% of the Budgeted EBITDA for the Company for such YTD Period, or (ii) the Company is in a State of Noncompliance, or would be in a State of Noncompliance if such cash bonuses were paid in accordance with this Plan, and the Company is unable to remedy such State of Noncompliance as set forth Section 5.

(c) Target Bonus. Each Covered Executive shall have an annual target bonus as established by the Board (the “Target Bonus”), which shall be earned based on one or more Financial Measures as established by the Board (each, a “Target Financial Measure”). The Board shall allocate a percentage of the Target Bonus to each such Financial Measure (each, a “Target Financial Measure Percentage”).

(d) Quarterly Bonus. Each Covered Executive shall be entitled to receive a quarterly bonus with respect to each fiscal quarter commencing with the second fiscal quarter of 2018 for each Target Financial Measure established by the Board for such Covered Executive (the “Quarterly Bonus”) equal to (i) the product of (A) the applicable Target Financial Measure Percentage, multiplied by (B) the Target Bonus, multiplied by (C) the Percentage of Year Completed, multiplied by (D) the quotient of (x) the actual Target Financial Measure performance for the applicable YTD Period, divided by (y) the Budgeted Target Financial Measure performance for the applicable YTD Period, less (ii) all bonuses paid pursuant to this paragraph (d) in respect of such Target Financial Measure in prior fiscal quarters, if any, in the applicable YTD Period, but in no event less than zero. The aggregate Quarterly Bonus for a fiscal quarter shall be the sum of the bonuses calculated in accordance with the preceding sentence for each Target Financial Measure established by the Board for such Covered Executive. For the avoidance of doubt, except as set forth in Section 6(a), no Quarterly Bonus earned with respect to a fiscal quarter shall be held back, refunded or otherwise repaid based on the performance of the Company or any of its subsidiaries, divisions or segments in subsequent fiscal quarters.

(e) Annual Bonus. In addition to any Quarterly Bonuses payable pursuant to paragraph (d), if the Company’s actual EBITDA is more than one hundred ten percent (110%) of the Budgeted EBITDA for the Company for a fiscal year, each Covered Executive designated by the Board shall be entitled to receive an annual bonus with respect to such fiscal year (the “Annual Bonus,” and together with the Quarterly Bonus, the “Bonuses”) equal to the product of (A) the quotient of the EBITDA Target Bonus for the Covered Executive for such fiscal year divided by the aggregate EBITDA Target Bonuses for all Covered Executives designated by the Board to receive an Annual Bonus for such fiscal year, multiplied by (B) fifteen percent (15%) of the amount of (x) the actual EBITDA for the Company for such fiscal year, in excess of (y) one hundred ten percent (110%) of the Budgeted EBITDA for the Company for such fiscal year.

5.	Timing of Payment

The Bonuses shall be paid in a cash lump sum, in accordance with the Company’s normal payroll practices, as soon as practicable but not later than sixty (60) days after the end of the applicable fiscal quarter and not later than one hundred five (105) days after the applicable fiscal year; provided, however, that no payment may be made during a State of Noncompliance; and provided, further, that the Company shall use reasonable efforts to remedy any State of Noncompliance prior to the completion of such 60- or 105-day period.

6.	Miscellaneous

(a) In the event the Board determines that a significant restatement of the Company’s financial results or other metrics for any fiscal year or portion thereof covered by this Plan is required and (i) such restatement is the result of fraud or willful misconduct and (ii) the Bonus pursuant to this Plan would have been lower had the results or metrics been properly calculated, if required by applicable law, the Board has the authority to obtain reimbursement from Executive if he is responsible for the fraud or willful misconduct resulting in the restatement. Such reimbursement shall consist of any portion of any Bonus previously paid pursuant to this Plan that is greater than it would have been if calculated based upon the restated financial results or metrics.

(b) Subject to any additional terms contained in a written agreement between the Covered Executive and the Company, (i) the payment of a Bonus to a Covered Executive with respect to any fiscal period shall be conditioned upon the Covered Executive’s employment by the Company on the last day of the applicable fiscal period, and (ii) if a Covered Executive’s employment commences after the first day of any fiscal period, the Board in its sole discretion may pro rate the Bonus for such fiscal period based on the number of days employed during such fiscal period.

(c) The Plan is not to be construed as constituting a contract of employment. No person shall, because of the Plan, acquire any right to an accounting or to examine the books or the affairs of the Company.

(d) The Company reserves the right to amend or terminate the Plan at any time in its sole discretion.

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